Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements of Somanetics Corporation on Form S-3 (File No. 333-59376) and Form S-8 (File No. 33-93538, 33-41453, 33-48646, 33-77080, 333-4620, 333-31753, 333-59547, 333-80071, 333-36836, 333-62574, 333-92368, 333-107875 and 333-125392) of our reports dated January 26, 2006 relating to the financial statements of Somanetics Corporation, and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Somanetics Corporation for the year ended November 30, 2005.
/s/ DELOITTE & TOUCHE LLP
Detroit, Michigan
January 31, 2006